Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO ANNOUNCES SECOND QUARTER 2006 OPERATIONS ACTIVITY

DALLAS, TEXAS, August 18, 2006…EXCO Resources, Inc. (NYSE:XCO) is providing certain operational information to supplement its second quarter 2006 earnings release, dated August 9, 2006.

Second quarter 2006 production volumes rose to 124.2 Mmcfe per day, a 95.6% increase over the prior-year period, and a 9.4% increase over the first quarter 2006 production of 113.5 Mmcfe per day.  Approximately 9.0 Mmcfe per day of the production increase over the first quarter of 2006 resulted from acquisition volumes, while the remaining 1.7 Mmcfe per day of increase was attributable to our drilling and exploitation efforts.  The drilling and exploitation results imply an annual organic growth rate of 6%.  The second quarter 2006 volumes represent the highest quarterly production in EXCO’s history, and the increase is attributable to the success of both our acquisition strategy and drilling program.

During the second quarter 2006, we closed three acquisitions for $252.3 million (before contractual adjustments), adding interests in our Appalachia, East Texas and Permian areas.  These acquisitions added 222.9 Bcfe of estimated proved reserves, as of the effective dates, at a purchase price of $1.13 per Mcfe.  Including all estimated capital necessary to develop the proved reserves, our all-in-cost is $2.52 per Mcfe.  Following is a summary of the transactions at the respective times of acquisition:

Appalachia

•                  Closed April 28, 2006

•                  Multiple productive sands between 2,800 and 4,000 feet

•                  More than 2,000 drilling locations, 68% are proved

•                  178,000 net acres

•                  79.8% working interest; 68.4% net revenue interest

•                  161.6 Bcfe of estimated net proved reserves (96% natural gas)

•                  2-3 rigs planned for multi-year drilling program, beginning the fourth quarter 2006

East Texas

•                  Closed May 25, 2006

•                  Lower Cotton Valley (Taylor) sands at 11,500 feet

•                  33 potential drilling locations on 2,000 net acres

•                  10,000 net undeveloped acres

•                  100% working interest, 82.6% net revenue interest

•                  28.3 Bcfe of estimated net proved reserves (99% natural gas)

•                  1-2 drilling rigs planned for fourth quarter 2006

Permian

•                  Closed April 5, 2006

•                  Canyon Sands at 7,500 feet

•                  More than 200 drilling locations

•                  19,000 gross acres, with an option to acquire an additional 5,000 gross acres

•                  50% working interest, 37.5% net revenue interest

•                  33.0 Bcfe of estimated net proved reserves (77% natural gas)

•                  4 drilling rigs currently working; multi-year development program

These second quarter 2006 acquisitions add 133 gross (87.9 net) wells to our 2006 drilling program, increasing our capital budget by $55.2 million.

Operationally, our drilling program continues to make solid progress with 15 rigs currently running.  For the year, 418 gross (334.3 net) wells are approved in the $190 million drilling budget. Including budgeted exploitation projects and other corporate capital, our total capital budget for 2006 is now $228 million.

Second quarter 2006 development expenditures totaled $41.7 million and funded the drilling of 98 (80.0 net) wells.  During the first half of 2006, EXCO drilled 171 (146.0 net) wells and achieved a 100% success rate.  By the end of the second quarter, 140 (115.0 net) of the wells had been completed.  The remaining 31 (25.4 net) wells are in various stages of drilling and completion.

Appalachia:  For the second quarter 2006, EXCO drilled 57 (57.0 net) wells in its Appalachian properties achieving a 100% success rate.  We typically drill conventional plays in Appalachia, particularly targeting the Clinton/Medina, Upper Devonian, Devonian Shale and Berea, among other formations.  For the year, 100 (100.0 net) wells have been drilled of 223 (216.2 net) wells that are planned for the region.  Currently five drilling rigs are active, with 7-8 planned for the fourth quarter of 2006.

East Texas:  For the second quarter 2006, EXCO drilled 10 (8.0 net) wells in East Texas, achieving a 100% success rate.  Our primary targets in East Texas are the upper and lower Cotton Valley and, at times, the Travis Peak and Pettet formations.  For the year, 20 (16.0 net) wells have been drilled of the 58 (46.0 net) wells that are planned for the region. Currently three drilling rigs are active, with 4-5 planned during the fourth quarter of 2006.

Mid-Continent:  For the second quarter 2006, EXCO drilled nine (4.3 net) wells in our Mid Continent area achieving a 100% success rate.  We mainly target the Chester, Morrow, Cherokee, Cisco, Springer and Bromide formations.  For the year, 18 (8.6 net) wells have been drilled of the 49 (22.5 net) wells that are planned for the region.  Currently two drilling rigs are active.

Permian:  For the second quarter 2006, EXCO drilled 20 (9.3 net) wells in the Permian achieving a 100% success rate.  All of the second quarter drilling was on the acreage acquired in April 2006.  The Company expects to drill more than 40 (20.0 net) wells on this acreage in the second half of 2006. For the year in the Permian basin, EXCO has drilled 21 (10.0 net) wells of the 77 (38.9 net) that are planned for the region where we mostly target the Canyon, Canyon Reef and Strawn formations.  Five drilling rigs are currently running in the region, and 4-5 are expected to continue thru the fourth quarter of 2006.

Rockies:  For the second quarter 2006, EXCO drilled two (1.4 net) wells in the Rockies which were successful.  For the year in the Rockies, EXCO has drilled 12 (11.4 net) wells, one more than the 11 (10.7 net) that were planned for the region, where we mostly target Codell and Niobrara formations in the Wattenberg Field.

On July 24, 2006, we announced an agreement to acquire Winchester Energy Company, Ltd. or Winchester, and its affiliated entities from Progress Energy, Inc. for $1.2 billion in cash, subject to purchase price adjustments.  The acquisition consists of producing and undeveloped natural gas properties with current production of approximately 75 Mmcfe per day from 588 producing wells, of which 89% are operated.  The properties contain approximately 776 gross (675.1 net) drilling locations, and are located in the Cotton Valley, Hosston and Travis Peak trends in East Texas and North Louisiana.  Estimated proved reserves to be acquired are approximately 400 Bcfe, with an additional 330 Bcfe of estimated probable and possible reserves.  The acquisition also includes six gathering systems with 300 miles of pipe and a 54 mile, 16 inch intrastate pipeline with throughput of 115 Mmcf per day, 35% of which represents Winchester production.

The Winchester acquisition is anticipated to close October 2, 2006.  Assuming this closing date, our approved drilling budget will be increased by $34 million to $224 million, increasing our total capital budget to $262 million.  The anticipated drilling budget would provide funds for drilling approximately 445 gross (357.6 net) wells.

EXCO Resources, Inc. is a public oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com.  Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to:  acquisitions, recruiting and new business solicitation efforts, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.